Exhibit 10.13

This is a translation into English of the official Hebrew version of this agreement. In the event of a conflict between the English and Hebrew texts, the Hebrew text shall prevail.

Shares Allocation Agreement

Entered into and executed in Tel Aviv as of this 1st day of January 2018

Between:	TURBO-GAS CLEAN ENERGY CO LTD Company No. 51-508605-6 1 Mohilever St., Herzliya (hereinafter: the “Company”) Of the One Part;

And between:

ANGLO TURBO, Limited Partnership, No. 54-027843-9
through its general partner ANGLO ENERGY MICRO TURBINE LTD,
Company No. 51-573719-5, a company held exclusively by Yitzhak Even Ari and Dov Friedman
10 Hashomer St., Ra’anana
(hereinafter: the “Investor”)

Of the Second Part;

And between:	A.Y.A. PARIS HOLDINGS LTD Company No. 51-423141-4 1 Korazin St., Givatayim (hereinafter: “Paris Holdings”) Of the Third Part;

And between:	CR ECO HOLDINGS LTD Company No. 51-448270-2 Of 15 Rashba St., Jerusalem (hereinafter: “Eco”) Of the Fourth Part;

And between:	R-JET ENGINEERING LTD Company No. 51-320637-5 Of 1 Mohilever St., Herzliya (hereinafter: “R-Jet”) Of the Fifth Part;

Whereas:	The Company is a private company duly incorporated in Israel on May 27, 2014, the issued and paid-up share capital thereof (100%) being held, as of the date of execution of this Agreement, by ECO, PARIS HOLDINGS and R-JET (hereinafter: the “Existing Shareholders”), in the proportions set forth in Appendix 3.1 to this Agreement (the “Capitalization Table”);

And whereas:	The Company is engaged in development (including systems engineering), manufacturing, quality assurance, marketing, commercialization, and the provision of ancillary services relating to products based on the Technology, as defined below (hereinafter: the “Field of Activity”);

And whereas:	The Company desires to allocate to the Investor the Shares Allocated to the Investor, Free and Clear (as such terms are defined below), all in accordance with the terms set forth in this Agreement below;

And whereas:	The Parties wish to regulate and set forth in writing the agreements between them in connection with the transaction which is the subject of this Agreement, all in accordance with the provisions set forth in this Agreement below;

Therefore, it is Declared, Stipulated and Agreed between the Parties as Follows:

1.	Definitions

Fully Diluted Basis	The status of the issued share capital taking into account all options, convertible loans, and any other security exercisable or convertible into shares of the Company and any right to receive such a security that has been granted, as if exercised or converted;

The Technology	Technology for the manufacture and operation of micro turbines for the generation of electricity (including Expander turbines) (hereinafter: “Micro Turbines”), as well as any related or similar technology for the generation of electricity, solely by means of turbines, up to an output of 500 kilowatts, excluding Micro Turbines: (a) for military purposes or uses; (b) for electric vehicles (for land, sea or air); (c) for aviation uses;

Shares Allocated to the Investor	450,000 ordinary shares of the Company, which immediately following their allocation shall constitute 60% of the issued and paid-up share capital of the Company and 52.36% of the issued and paid-up share capital of the Company on a Fully Diluted Basis, as set forth in the Capitalization Table;

The Term Sheet	A term sheet signed between the Company, the Investor, Global Power, Rafael Advanced Defense Systems Ltd. (hereinafter: “Rafael”) and the David Lior Group on January 24, 2017, in connection with the transaction which is the subject of this Agreement;

Completion of the Development of TG 40 Turbine and/or TG 200 Turbine	Completion of the development of the TG 40 Turbine and/or the TG 200 Turbine, as detailed in Appendix 3.6 to this Agreement;

Intellectual Property Rights	Including patents, copyrights, designs, trademarks, trade secrets, trade names relating to the Field of Activity, goodwill and any other proprietary right, whether registered or not, whether existing as of the date of execution of this Agreement or not, including applications for registration of any of the aforesaid rights;

Companies Law	The Companies Law, 5759–1999;

Ordinary Shares	Ordinary shares of the Company with a nominal value of ILS 0.01 each;

“Free and Clear” or “Free and Clear Shares”	Free of any debt, lien, pledge, charge, right of retention, attachment, levy, claim, option or any other third-party right of any kind whatsoever, including a right of first refusal, preemptive right, tag-along right or any other right of any of the shareholders or any other party, except for restrictions set forth in the Articles of Association of the Company;

The Development Plan	The plan attached as Appendix 3.2 to this Agreement, which includes the investment milestones.

2.	Termination of the Founders Agreement Period

2.1.	It is agreed that, as part of the provisions of this Agreement, the Articles of Association of the Company shall be replaced with new Articles of Association, a copy of which is attached as Appendix 2.1 to this Agreement.

2.2.	It is agreed that upon completion of the performance of the provisions of this Agreement, the provisions of the Founders Agreement executed in connection with the incorporation of the Company, including the appendices thereof, on March 3, 2015, shall terminate.

3.	The Transaction – Allocation of Shares and Investment Amounts

3.1.	The Company shall allocate to the Investor the Shares Allocated to the Investor, Free and Clear, in consideration for payment of a total amount of ILS 4,812,500 (calculated according to USD 1,250,000 at an exchange rate of ILS 3.85 per USD) (hereinafter: the “Investor Investment Amount”), such that following the allocation the Investor shall be the sole owner and holder of 60% of the issued and paid-up share capital of the Company and 52.36% of the issued and paid-up share capital of the Company on a Fully Diluted Basis, as set forth in the Capitalization Table.

3.2.	It is agreed that all the Shares Allocated to the Investor shall be deposited in trust with the Attorney for the Investor, who shall be entitled to transfer them in installments to the Investor in accordance with the transfer of the investment amounts to the Company, in accordance with the milestones set forth in Appendix 3.2, such that only after the entire Investor Investment Amount has been transferred to the Company shall the Investor be entitled to the full number of Shares Allocated. In the event that the Investor Investment Amount is not transferred to the Company, the Investor shall not be entitled to the balance of the shares that have not yet been transferred to it, and the trustee shall return them to the Company.

3.3.	The Company shall complete the allocation of shares to ECO and PARIS HOLDINGS and shall allocate to them shares that shall bring their holdings to 75,000 Ordinary Shares of the Company each, Free and Clear. ECO and PARIS HOLDINGS shall complete their investment in the Company and shall transfer an amount of ILS 882,500 (calculated according to USD 250,000 at an exchange rate not lower than ILS 3.85 per USD) (hereinafter: the “ECO and PARIS HOLDINGS Investment Amount”), such that following the allocation ECO and PARIS HOLDINGS shall each be the sole owner and holder of 10% of the issued and paid-up share capital of the Company and 8.73% of the issued and paid-up share capital of the Company on a Fully Diluted Basis, as set forth in the Capitalization Table.

It is agreed that all the shares to be allocated to ECO and PARIS HOLDINGS shall be deposited in trust with the Attorney for Global Power, who shall be entitled to transfer them in installments to ECO and PARIS HOLDINGS in accordance with the transfer of the investment amounts to the Company, in accordance with the milestones set forth in Appendix 3.2, such that only after the entire ECO and PARIS HOLDINGS Investment Amount has been transferred to the Company ECO and PARIS HOLDINGS shall be entitled to the full number of the aforesaid shares. In the event that the ECO and PARIS HOLDINGS Investment Amount is not transferred to the Company, ECO and PARIS HOLDINGS shall not be entitled to the balance of the shares that have not yet been transferred to them, and the trustee shall return them to the Company after receipt of a 60-day notice and subject to the Investor having completed the entire investment in the amount of USD 1,250,000, as stated in Section 3.1 of this Agreement.

For the avoidance of doubt, ECO and PARIS HOLDINGS shall be required to complete their investment as aforesaid only after 10 business days from the date of receipt of notice that the Investor has completed the entire investment in the amount of USD 1,250,000 as stated in Section 3.1 of this Agreement and in accordance with the milestones.

It is agreed that to the extent ECO and PARIS HOLDINGS do not provide any portion of the Global Power investment amount, the Investor shall be granted the option to invest such amount in their stead, and ECO and PARIS HOLDINGS shall transfer the relevant shares to the Investor.

3.4.	It is agreed that the Investor Investment Amount, the ECO and PARIS HOLDINGS Investment Amount under this Agreement, and the value of the Transferred Intellectual Property (as defined below) shall be classified as shareholders’ loans. The order of repayment of the shareholders’ loans from any free cash flow of the Company shall be as follows: (1) repayment of the shareholders’ loans of the Investor, ECO and PARIS HOLDINGS, pro rata in accordance with the loan amounts provided by them; (2) following repayment of the shareholders’ loans as set forth in Section 1 above, repayment of the amount representing the value of the transferred Intellectual Property. After repayment of the amounts set forth in Sections 1 and 2 above, the profits of the Company shall be distributed to the shareholders in accordance with their relative holdings in the Company.

Subject to compliance with the milestones set forth in Appendix 3.2 to this Agreement, the investments of the Investor, ECO and PARIS HOLDINGS shall be transferred to the account of the Company on a quarterly basis and in advance at the beginning of each quarter. It is clarified that the first payment date by the Investor shall be made no later than 30 days from the date of execution of this Agreement, including the appendices thereof.

3.5.	The Company shall complete the allocation of shares to R-JET and shall allocate to it shares that shall bring its holdings to 150,000 Ordinary Shares of the Company, Free and Clear, such that following the allocation R-JET shall be the sole owner and holder of 20% of the issued and paid-up share capital of the Company and 17.45% of the issued and paid-up share capital of the Company on a Fully Diluted Basis, as set forth in the Capitalization Table.

3.6.	The Company shall allocate to R-JET an additional 75,000 Ordinary Shares of the Company, Free and Clear, in consideration for their nominal value, such that following the allocation R-JET shall be the sole owner and holder of an additional 8.73% of the issued and paid-up share capital of the Company on a Fully Diluted Basis.

It is agreed that the shares to be allocated to R-JET under the aforesaid allocation shall all be deposited in trust with the Attorney for R-JET. The trustee shall be entitled to transfer half of the shares deposited with it under the aforesaid allocation to R-JET immediately after receipt of confirmation from the Investor that the development of the TG40 Turbine has been completed, and the second half after receipt of confirmation from the Investor that the development of the TG-200 Turbine has been completed.

It is agreed that the confirmations of the Investor as aforesaid shall be given immediately after the development processes comply with the conditions specified in Appendix 3.6 to this Agreement.

3.7.	The amounts to be transferred to the Company as part of the Investor Investment Amount and the ECO and PARIS HOLDINGS Investment Amount shall be used by the Company in accordance with the budget set forth in Appendix 3.2 to this Agreement.

3.8.	It is agreed that R-JET shall be entitled to receive from the Company royalties at a fixed rate of 4% of the amount of any income of the Company, plus statutory VAT and against a Valid tax invoice, including, without limitation, the sale of engines, spare parts, manufacturing rights or know-how. It is further agreed that after the royalty amount accumulates to USD 32 million (before tax), the royalty rate shall be reduced to 2%.

Notwithstanding the foregoing, it is agreed that during the period in which R-JET has an obligation to pay royalties to the Chief Scientist at the Ministry of Energy and Water in connection with agreements entered into with it, under which it received grants for the development of the Technology (hereinafter: the “Chief Scientist Commitment Period”), the Company agrees to pay an additional 1% as part of the royalties in order to enable R-JET to meet its aforesaid obligations (hereinafter: the “Additional Percentage”).

3.9.	Upon execution of this Agreement, R-JET shall transfer to the Company the Intellectual Property Rights held by R-JET in connection with the Technology in consideration for ILS 1,500,000 plus statutory VAT (the “Transferred Intellectual Property”). The value of the Transferred Intellectual Property shall be classified as a shareholders’ loan as set forth above, and the VAT shall be paid on the date required by law. Immediately prior to the execution of this Agreement, the Company and Rafael shall execute a joint ownership agreement with respect to the Transferred Intellectual Property, in the form attached as Appendix 3.9 to this Agreement (the “Joint Ownership Agreement”).

Upon transfer of the Transferred Intellectual Property, and in accordance with the provisions of the agreements between R-JET and the Chief Scientist at the Ministry of Infrastructure, the Company shall undertake to step in and take over R-JET in all matters relating to the transfer of the Transferred Intellectual Property, and shall assume all the obligations undertaken by R-JET vis-à-vis the Chief Scientist in connection with the Transferred Intellectual Property, including, without limitation, the obligation to pay royalties, in accordance with the provisions of the agreements with the Chief Scientist.

It is agreed that any amount paid by the Company to the Chief Scientist within the framework of the obligations assumed by it in place of R-JET or in respect of the Additional Percentage shall be set off against the amount of royalties to which R-JET is entitled as set forth in Section 3.8 above.

The agreements between R-JET and the Chief Scientist are attached as Appendix 3.9A.

The Parties shall act in cooperation and efficiently in order to obtain any approval, to the extent required, for the transfer of the Transferred Intellectual Property, as aforesaid.

3.10.	It is agreed that the Company shall be responsible, inter alia, for the management of the Development Plan, including procurement and manufacture of prototypes, as well as for the management of the accounts relating to the Development Plan. Within this framework, the Company shall enter into an agreement with TMC for the provision of engineering services for the continuation of the development of the Technology, including completion of the development of TG40 and the planning and testing of the first two prototypes, on a Best Efforts basis in order to comply with the plan and the budget, in the form attached as Appendix 3.2 to this Agreement.

It is agreed that the professional authority with respect to the development shall be Mr. David Lior, or an engineer on his behalf authorized by him for this purpose.

It is agreed that TMC shall be entitled to payment in the amount of ILS 632,000, plus VAT, for its activities performed prior to the execution of this Agreement, and that this amount shall be paid by the Company upon execution of the Agreement.

3.11.	Upon execution of this Agreement, the Company shall execute with Rafael an option agreement in the form attached as Appendix 3.11 to this Agreement (the “Option Agreement”), pursuant to which the Company shall grant Rafael: (1) an irrevocable option, without time limitation, pursuant to which Rafael shall be entitled to purchase 75,000 Ordinary Shares of the Company (subject to adjustments for share splits, bonus share distributions and the like) in consideration for their nominal value (the “Unlimited-Time Option”); (2) an option to purchase 34,375 Ordinary Shares of the Company (subject to adjustments for share splits, bonus share distributions and the like) in consideration for an investment in the amount of USD 100,000. The option shall be exercisable until the earlier of: (i) a period of 24 months from the date of execution of this Agreement; (ii) completion of an additional investment round in the Company in an amount of at least USD 1,500,000, all in addition to and subject to the provisions set forth in the Option Agreement.

It is agreed that the exercise of the Unlimited-Time Option is subject to the receipt of a number of shares identical to the number of shares allocated by the Company to Rafael within the framework of the exercise of the Unlimited-Time Option from R-JET or from the trustee holding such shares, and it is clarified that in the event of adjustments for share splits, bonus share distributions or any other adjustment, the trustee shall transfer a number of shares held by it and shall not be required to transfer a greater number of shares), in consideration for their nominal value.

4.	Actions Performed at the Time of Execution

At the time of execution, all the actions specified below shall be carried out simultaneously, such that all the actions shall be performed at the same time and shall be deemed to occur simultaneously, and none of them shall be deemed valid and no document shall be deemed delivered unless all the other actions have been performed and all the other documents specified in this Section below have been delivered:

4.1.	Each Party shall deliver to the Attorney for the Company a duly certified copy of the resolutions of its competent organs approving its engagement in the transaction which is the subject of this Agreement, as well as the authorization of its officers or office holders to sign this Agreement and additional documents required for the performance thereof and to perform other actions required of it in accordance with the provisions of this Agreement.

4.2.	All the appendices to this Agreement shall be executed, including:

4.2.1.	A written resolution of the Board of Directors of the Company in the form attached as Appendix 4.2.1 to this Agreement, duly signed and certified, approving the transaction and all the actions under this Agreement, including: (1) allocation of the Shares Allocated to the Investor, allocation of shares to Global Power and to R-JET as detailed above; (2) amendment of the authorized signatory rights of the Company.

4.2.2.	A written resolution of the general meeting of the Company, in the form attached as Appendix 4.2.2 to this Agreement, duly signed and certified, approving the transaction and all the actions under this Agreement, including: (1) amendment of the Articles of Association of the Company to the Articles in the form attached to this Agreement; (2) the changes in the composition of the Board of Directors as provided in this Agreement.

4.2.3.	Reports regarding the allocation of shares and the change in the composition of the Board of Directors.

4.2.4.	Amended Articles of Association.

4.2.5.	The Option Agreement.

4.2.6.	The Joint Ownership Agreement.

4.3.	The allocation of shares to be allocated in accordance with the provisions of this Agreement to the Investor, to Global Power and to R-JET shall enter into force and be carried out.

Accordingly, the register of shareholders of the Company shall be updated in the books of the Company and in the books of the Registrar of Companies.

4.4.	The change in the composition of the Board of Directors of the Company shall enter into force and be implemented, whereby from the date of execution of this Agreement the Board of Directors of the Company shall consist of five directors in accordance with the Articles of Association of the Company.

Accordingly, the register of directors shall be updated in the books of the Company and in the books of the Registrar of Companies.

4.5.	The amendment to the authorized signatory rights of the Company shall enter into force.

4.6.	The amendment of the Articles of Association of the Company shall enter into force.

Accordingly, the Articles of Association of the Company shall be updated in the books of the Company and in the books of the Registrar of Companies.

4.7.	R-JET shall transfer to the Company the Intellectual Property Rights held by R-JET in connection with the Transferred Intellectual Property.

4.8.	The services agreement between the Company and TMC in the form attached as Appendix 4.7 to this Agreement shall enter into force.

5.	Representations and Undertakings of the Company and the Existing Shareholders

The Company and the Existing Shareholders, jointly and severally, hereby represent and undertake toward the Investor as follows:

Incorporation and Capital Structure

5.1.	The Company is a private company duly incorporated in Israel. A copy of the certificate of incorporation and the Articles of Association of the Company are attached as Appendix 5.1 to this Agreement.

5.2.	The registered share capital of the Company is 10,000 Ordinary Shares with a nominal value of ILS 0.01 each.

5.3.	All the shares of the Company confer upon their holders equal rights in all respects, including the right to receive notice of shareholders’ meetings, to participate and vote therein, to participate in the distribution of profits and in the distribution of the surplus assets of the Company upon its liquidation.

5.4.	The shares allocated pursuant to this Agreement to the Investor, to Global Power and to R-JET shall be Free and Clear.

5.5.	Except as expressly provided in this Agreement, neither the Company nor the Existing Shareholders have any obligation to sell, transfer or allocate to any third party any of the shares of the Company, in whole or in part, and no right or option has been granted to acquire or to allocate them to any party, nor has any undertaking been given to pledge the shares of the Company in favor of any party whatsoever.

5.6.	No third party, including any employee, director, manager, officer, consultant or service provider of the Company, holds any shares or any securities of the Company, including debentures or loans convertible into shares or securities, or options or other undertakings of any kind granting a right to receive or purchase any shares or securities of the Company.

5.7.	Save as provided in this Agreement, none of the Existing Shareholders has any right to any compensation from the Company or the right to receive any other consideration from the Company or any other preferential rights of any kind whatsoever in the event of the allocation of the Shares Allocated or in the event of the entry of a new investor or partner into the Company. The Existing Shareholders hereby waive any such right, including any preemptive right pursuant to Section 18 of the Articles of Association of the Company, in connection with the allocation of the shares in accordance with this Agreement.

5.8.	Since the date of its incorporation the Company has been duly incorporated and no special resolution or order has been issued for its dissolution, liquidation, strike-off, receivership of its assets or arrangement of its debts. Likewise, the Company has not received any notice or warning of any intention to demand the dissolution or liquidation of the Company, the receivership of its assets, the arrangement of its debts or its strike-off from the records of the Registrar of Companies, and there is no reason which may cause any of the foregoing.

Financial Statements

5.9.	The financial statements of the Company for the year 2016 are attached hereto as Appendix 5.9 to this Agreement (hereinafter: the “Financial Statements”). The Financial Statements have been prepared in accordance with generally accepted accounting principles applied consistently, are true and complete, and fairly present, as of the date of their preparation, the financial and business condition of the Company, as well as its assets, rights, receipts, debts and liabilities.

5.10.	Since the date of the Financial Statements, the Company has conducted all its activities in the ordinary course of business, and no event has occurred that may have an adverse effect on the Company.

Assets, Charges and Liabilities

5.11.	A list of all the assets of the Company is attached as Appendix 5.11 to this Agreement. Except for the assets listed in the aforesaid appendix, the Company has no other assets, and it has not undertaken or received an option to purchase, lease or otherwise hold rights in other assets in any form whatsoever.

5.12.	All the assets of the Company and all its rights of any kind are Free and Clear.

5.13.	The Company has not provided any third party with any guarantee, indemnity or loan, nor any undertaking to provide a guarantee, indemnity or loan, and no third party has provided any guarantee or indemnity for any existing or future obligation of the Company, and no guarantee, charge, lien, right of set-off, assignment or indemnification undertaking has been exercised against the Company.

Transactions and Arrangements with Interested Parties

5.14.	There is no agreement, arrangement or engagement, including any indemnification undertaking, loan or guarantee or voting agreement, whether written or oral, nor any negotiations or other contacts toward the conclusion of any agreement or arrangement, between the Company and the Existing Shareholders or R-JET or Rafael.

Legal Proceedings, Disputes, and Investigations

5.15.	The Company or any of the directors or officers of the Company is not a party to any legal proceeding, whether as plaintiff or defendant, before any court, tribunal or other judicial body, in arbitration, in any quasi-judicial proceeding, administrative proceeding, investigation or inquiry by any governmental authority, and none of the foregoing has received any notice of the initiation of any such proceeding, nor is the Company aware of any circumstances that may lead to the initiation of any such proceeding.

5.16.	The Existing Shareholders, R-JET and Rafael, or any of the officers of the Company, have no claim or demand against the Company.

Employees

5.17.	The Company has no employees and has never had salaried employees.

Agreements and Transactions

5.18.	A list of all the material agreements of the Company is attached as Appendix 5.18 to this Agreement and includes the details of the parties to each agreement and the date of execution of each of the material agreements. For this purpose, a “Material Agreement” means any agreement, engagement or undertaking, whether written or oral, which meets one or more of the following conditions: (1) the cumulative commitment undertaken by the Company thereunder exceeds ILS 50,000 (fifty thousand New Israeli Shekels); (2) it is not in the ordinary course of business; (3) it may materially affect the Company, its profits, its activities, its assets, its rights or its obligations; (4) it constitutes an engagement with an interested party or related party of the Company.

5.19.	The Company has not received any notice or warning of any breach by any of the parties to any of the Material Agreements, nor has any notice been received of any intention to terminate them, to make changes thereto or to shorten the term of any of the Material Agreements, and there is no knowledge of any breach thereof or of the existence of any right which would allow their termination (except for termination rights in accordance with the terms of the agreement not due to breach), amendment or shortening of any of the Material Agreements.

5.20.	All the Material Agreements and all the obligations of the Company and of the other parties thereto are valid.

5.21.	All the Material Agreements comply with and do not violate any license or permit required for their performance under any law, and no notice or warning has been received from any party regarding their breach.

5.22.	There is no intermediary, agent, broker, investment banker, legal advisor, financial advisor or any other person or entity, whether such party is employed by the Company or not, who is entitled or shall be entitled to brokerage fees, commission or any other payment from the Company in connection with the transaction or its completion.

Approvals, Licenses and Permits

5.23.	The Company holds all approvals, licenses and permits required for its activities under any law and is not in breach of any of the provisions or conditions of such approvals, permits or licenses. All such approvals, licenses and permits are valid and in force, and no third party has any claim regarding their validity or any intention to suspend, revoke or terminate them for any reason whatsoever.

5.24.	As of the date of this Agreement, the Company is not required to obtain any licenses, permits or approvals for the purpose of its activities.

Intellectual Property

5.25.	No third party has any right whatsoever in connection with the Technology and the existing know-how relating to the Technology, and all employees or persons involved in the license rights have executed irrevocable waivers with respect to any rights in connection with the Technology and the existing know-how.

5.26.	For the avoidance of doubt, as of the Completion Date, R-JET shall not be entitled to make any use whatsoever in the Field of Activity of the existing know-how relating to the Technology, the Technology itself or the Intellectual Property Rights relating to the existing know-how and the Technology, involved therein or arising therefrom, without the prior written consent of the Company, including the granting of rights of use and exploitation to third parties.

5.27.	The Company possesses all the know-how and rights, including Intellectual Property Rights, required for engagement in the Field of Activity, including completion of the development of TG 40 and completion of the development of TG 200, up to a final product of a micro turbine for the generation of electricity.

Insurance

5.28.	The Company does not have and has never had any insurance policies.

Taxation

5.29.	The Company has timely filed with the tax authorities all tax reports required of it under applicable law, and such reports are true, accurate and complete and properly reflect the full tax liabilities applicable to the Company.

5.30.	The Company has timely paid (or has made provisions for in the Financial Statements) all taxes required of it.

Authority; Corporate Approvals; Absence of Need for Additional Approvals

5.31.	The Company and the Existing Shareholders are authorized to enter into this Agreement and have adopted all resolutions required under any law and under the incorporation documents of each such party for the purpose of entering into and performing this Agreement.

5.32.	The signatories to this Agreement on their behalf are duly authorized to sign this Agreement on their behalf and to bind them by their signature, and there is no restriction under any agreement or under law preventing their execution thereof. This Agreement constitutes their valid and lawful obligation, enforceable against them, and there is no restriction under the incorporation documents of the Company or under any agreement or law preventing their entering into this Agreement or the performance of their obligations hereunder.

5.33.	Except for the approval of the competent organs of each party, which has been obtained as stated above, no approval, permit or consent of any third party (including any governmental or regulatory authority) is required for entering into this Agreement and performing the obligations hereunder, except for the approval of the Chief Scientist at the Ministry of Infrastructure, as stated above, in connection with the transfer of the Intellectual Property.

5.34.	They acknowledge that the Investor enters into this Agreement relying solely on their representations and declarations as set forth in this Agreement and the appendices thereto.

Completeness and Validity of Representations

5.35.	This Agreement, including all information and documents delivered to the Investor in connection with this Agreement, constitute the entire information, documents and knowledge known to them in connection with the business and activities of the Company, and do not contain any false representation regarding the condition, assets, liabilities and business of the Company. In addition, they are not aware of any detail not specified in this Agreement that could have affected the decision of the Investor to enter into this Agreement had it been disclosed to it.

5.36.	For the avoidance of doubt, the due diligence review (or any other review) conducted by the Investor shall not derogate from the representations or undertakings given to it under this Agreement.

6.	Representations and Undertakings of the Investor

6.1.	The Investor hereby represents and undertakes that it has the financial capability to fulfill all its obligations under this Agreement.

7.	Indemnification

7.1.	Without derogating from any other remedy or right of the Investor under this Agreement or under any law, the Existing Shareholders (each separately: the “Indemnifying Party”) undertake to indemnify and compensate the Investor, in accordance with their respective holdings in the Company, immediately upon first demand and following a final judgment, provided that the Indemnifying Party has been granted the right to defend against such claim, for any direct damage caused to the Investor, based on contractual grounds, tort or any other cause of action (“Damage”), which may be incurred by the Investor as a result of any of the following: (a) any representation given by the Indemnifying Party under this Agreement being incorrect or incomplete; (b) any breach by the Indemnifying Party of any of its undertakings under this Agreement; or (c) any claim, demand, action against, or liability for payment imposed on the Investor or the Company in respect of events whose cause occurred prior to the Completion Date, whether or not a representation regarding such matter was given under this Agreement. The indemnification under this Agreement shall be several, and the Existing Shareholders shall not be guarantors for each other’s obligations.

7.2.	The Indemnifying Party shall indemnify or compensate the Investor in accordance with its holdings in the Company for Damage as stated in Section 7.1 above within 30 (thirty) days from the date of receipt of a demand for indemnification from the Investor and following a final judgment, provided that the Indemnifying Party has been granted the right to defend against such claim.

It is agreed that with respect to indemnification to which the Investor is entitled from R-JET, for as long as Rafael is a shareholder of R-JET, in the event that R-JET is required to indemnify the Investor under this Agreement, such indemnification shall be carried out exclusively through the transfer of shares of the Company held by R-JET, according to the fair market value of the shares at that time.

For the sake of good order, it is clarified that Rafael (and any of the members of its board of directors, its employees, its consultants or any party related to it) shall not be subject to any obligation under this Agreement, or in connection with transactions related to this Agreement or arising therefrom, and that none of the Parties shall have any claim or demand against Rafael by virtue of this Agreement, or in connection with transactions related to this Agreement or arising therefrom, or in respect of any act or omission occurring prior to the date of execution of this Agreement, including in respect of the following: (1) any representation given by a party to this Agreement being incorrect or incomplete; (2) breach of this Agreement by any of the Parties; or (3) any claim, demand, action against, or liability for payment imposed on the Investor or the Company in respect of events whose cause occurred prior to the Completion Date, whether or not a representation regarding such matter was given under this Agreement. For the avoidance of doubt, nothing in this Section shall prevent the Company or the Investor from raising any claims whatsoever against R-JET.

8.	Confidentiality

8.1.	Each Party to this Agreement shall keep confidential the contents hereof and any information of a confidential nature of another Party that comes into its possession as a result of the execution of this Agreement or the implementation of the transaction described herein. Each Party hereby undertakes not to make any use of such information other than for the purpose of examining the transaction described in this Agreement and implementing it, and not to disclose it to any person except to its employees and advisors who are obligated to maintain confidentiality and to make limited use of the information.

8.2.	Notwithstanding the foregoing, each Party shall be entitled to disclose or publish information that it is required to disclose or publish under any law, provided that the fact of such disclosure or publication and its scope shall be coordinated in advance with the other Parties (to the extent permitted under any law and without prejudice to the full and timely performance of the obligations imposed by law on such Party).

8.3.	This confidentiality undertaking shall not apply to information which: (i) is in the public domain or becomes part of the public domain after the execution of this Agreement, provided that it did not become part of the public domain due to a breach of confidentiality by the receiving Party or anyone on its behalf; (ii) was in the possession of the receiving Party prior to its disclosure to it as a result of the execution or implementation of this Agreement; (iii) was received by the receiving Party from a third party without any restrictions; or (iv) was developed by the receiving Party without reliance on information received from another Party.

8.4.	The Parties shall fully coordinate between them, subject to any law, any communications to the media relating to or arising from the transaction which is the subject of this Agreement.

9.	Taxes and Expenses

9.1.	The Parties agree that each Party shall bear the mandatory payments and taxes applicable to it under any law, if and to the extent applicable, in connection with the engagement which is the subject of this Agreement.

9.2.	Each Party shall bear its own expenses and the expenses of the preparation of this Agreement, including the expenses of the due diligence process and the expenses arising from the conduct of negotiations, drafting, execution and performance of this Agreement.

10.	Governing Law and Jurisdiction

10.1.	The law governing this Agreement and all matters arising therefrom shall be solely the laws of the State of Israel.

10.2.	Jurisdiction in all matters relating to or arising from this Agreement shall be vested exclusively in the competent courts in Tel Aviv-Yafo and not in any other courts.

11.	Miscellaneous

11.1.	The preamble to this Agreement and the appendices thereto constitute an integral part hereof.

11.2.	This Agreement shall be construed as a contract for the benefit of a third party (Rafael) within the meaning of this term in Section 34 of the Contracts Law (General Part), 5733–1973.

11.3.	The division of this Agreement into chapters and appendices and the inclusion of headings to the chapters of this Agreement and the appendices thereto are for convenience only and shall not be used for the purposes of interpretation.

11.4.	In this Agreement, the term “including” means “including, but without derogating from the generality of the foregoing.”

11.5.	In this Agreement, any reference to a law, regulation or other legislative enactment shall be deemed a reference to such law, regulation or legislative enactment as in force from time to time.

11.6.	Execution of this Agreement may be effected by way of several documents in identical form, each of which is signed by one or more Parties to this Agreement (provided that, in total, all the Parties to this Agreement have signed such document). Transmission of the signature page of this Agreement by facsimile or by electronic means by one or more Parties to this Agreement to another shall constitute full execution of this Agreement by such Party or Parties.

11.7.	Any amendment or addition to this Agreement shall be valid only if made in writing and signed by all the Parties to this Agreement.

11.8.	This Agreement embodies and exhaustively sets forth all the agreements between the Parties with respect to the matters set forth herein and supersedes and replaces all agreements, representations, undertakings and understandings made between the Parties prior to its execution with respect to the matters set forth herein, whether oral or written, including the Term Sheet.

11.9.	The Parties undertake to perform all actions and to sign all documents that may be required for the performance of this Agreement. Each Party undertakes to act in good faith in the performance of its obligations and the exercise of its rights under this Agreement.

11.10.	No conduct by any of the Parties shall be deemed a waiver of any of its rights under this Agreement or under any law, or a waiver or consent to any breach or non-performance of the terms of this Agreement by the other Party, or as granting any deferral or extension, or any amendment, cancellation or addition of any term whatsoever, unless expressly made in writing and signed by all the Parties.

11.11.	The rights and obligations of the Parties under this Agreement are not assignable or transferable, save as expressly provided in this Agreement.

11.12.	If at any time any provision of this Agreement becomes illegal, invalid, unenforceable, or ineffective in any respect, this shall not affect the legality, validity, enforceability, or effectiveness of the other provisions of this Agreement, nor shall it impair the force of such other provisions, which shall remain in full force and effect, mutatis mutandis.

11.13.	Unless expressly stated otherwise in this Agreement, this Agreement shall not be deemed to be an agreement made for the benefit of any third party, and no third party shall have any right of action by virtue hereof or by virtue of any of its sections or provisions against any of the Parties hereto.

12.	Addresses and Notices

12.1.	Any notice in connection with this Agreement shall be delivered in writing, by hand delivery, registered mail, facsimile or electronic mail. Any notice delivered by one Party to another shall be deemed delivered as follows: (a) upon delivery, if delivered by hand; (b) 72 hours after dispatch from a post office in Israel, if sent by registered mail; or (c) upon receipt of confirmation of receipt by the addressee or on the first business day after its dispatch, whichever occurs earlier, if sent by facsimile or electronic mail.

12.2.	The contact details of each Party for the purpose of this Agreement are as specified next to its name in the preamble, or as may be notified to the other Parties from time to time in writing.

[Signatures on the following page]

In Witness Whereof The Parties Hereto Have Hereunto Set Their Hands:

/s/ Turbo-Gas Clean Energy Co Ltd.	/s/ Anglo Turbo, Limited Partnership		/s/ A.Y.A. Paris Holdings Ltd.
TURBO-GAS CLEAN ENERGY CO LTD	ANGLO TURBO, LIMITED PARTNERSHIP		A.Y.A. PARIS HOLDINGS LTD

	By:	/s/ Itzhak Natan Even Ari	By:	/s/ Nisan Caspi

	By:	/s/ Dov Friedman

/S/ CR Eco Holdings Ltd.		/s/ R-Jet Engineering Ltd.
CR ECO HOLDINGS LTD		R-JET ENGINEERING LTD

By:	/s/ Ehud Benshah	By:	/s/ David Lior

		By:	/s/ Giora Belkin